CapitalSource

4445 Willard Avenue
Twelfth floor
Chevy Chase, MD 20815
phone: 301 841 2700
www.capitalsource.com

November 9, 2005

Via Facsimile at (972- 470-9105)
and Overnight Mail

Oblio Telecom, Inc.
Pinless, Inc. (c/o Oblio Telecom, Inc.)
407 International Parkway, Suite 403
Richardson, Texas 75081
Attention: David Marks

Gentlemen:

Reference is made to the Credit and Security Agreement dated as of August 12, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement") among Oblio Telecom, Inc. ("Oblio"), Pinless, Inc. ("Pinless" and together with Oblio, collectively "Borrower") and CapitalSource Finance LLC ("Lender"). Capitalized terms not otherwise defined herein shall have the meanings given to them under the Loan Agreement.

At the present time certain Events of Default have occurred and are continuing under the Loan Agreement, including without limitation, an Event of Default under (i) Section 8.1(c) of the Loan Agreement as a result of Borrower's failure to comply with Paragraph 1 of Annex 1 of the Loan Agreement as a result of Borrower's failure to maintain the Minimum EBITDA required for the one month period ending September 30, 2005; (ii) Section 8.1(b) of the Loan Agreement as a result of Borrower's failure to comply with Sections 5.4, 5.11, 5.18 and 5.20(b) of the Loan Agreement and (iii) Section 8.1(c) of the Loan Agreement as a result of Borrower's failure to comply with Sections 2.5, 6.16, 7.8 and 7.10(b) of the Loan Agreement.

Therefore, in accordance with the Loan Agreement, Lender is under no obligation to make any Loans. Any Loans made after the date hereof shall be in Lender's sole and absolute discretion. The Borrower is hereby advised that, effective as of November 10, 2005, (a) in accordance with Section 9.1(ix) of the Loan Agreement, the Non-Compliance Fee shall be assessed and (b) in accordance with Section 3.5 of the Loan Agreement, the Default Rate of interest shall be charged such that the Applicable Rate of interest on all outstanding Loans shall be increased by four percent (4.0%) per annum.

Although Lender is not (except as set forth in the preceding paragraph) presently taking any immediate action with respect to the aforementioned Events of Default, Lender hereby reserves all rights and remedies under the Loan Agreement and applicable law with respect to such Events of Default, and Lender's election not to exercise any such right or remedy at the present time shall not (a) limit in any manner whatsoever Borrower's obligation to comply with,

and Lender's right to insist on Borrower's compliance with, each and every term of the Loan Agreement and the other Loan Documents and (b) constitute a waiver of such Event of Default, any other Events of Default which may occur or any right or remedy available to Lender under the Loan Agreement or applicable law, and Lender hereby expressly reserves such rights with respect to the same.

Very truly yours,

CAPITALSOURCE FINANCE, LLC

By: ______________________
Name: Mark Fidati
Title: Portfolio Manager

Cc: Farwell Equity Partners, LLC
1818 North Farwell Avenue
Milwaukee, Wisconsin 53202
Attention: David Marks, Managing Director
Telephone: (414) 283-2616
Facsimile: (954) 301-0202

Ventures-National Incorporated
44358 Old Warm Springs Boulevard
Fremont, California 94538
Attention: Daniel D. Guimond, Chief Financial Officer
Telephone: (978) 388-5740
Facsimile: (978) 388-3940